Exhibit (2)(r)(1)

CODE OF ETHICS

Section I. Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted by Apollo S3 Private Markets Fund (the “Fund”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duty to the Fund, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the trustees and officers of the Fund, and the managers, partners, officers and employees of Apollo Credit Management, LLC (the “Adviser”) who provide services to the Fund, owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund’s transactions or otherwise take unfair advantage of their relationship with the Fund. All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. With the exception of the Independent Trustees of the Fund, Access Persons of the Fund are also subject to the Adviser Code of Ethics as Covered Persons of the Adviser (as defined in the Adviser Code of Ethics), and must comply with all applicable provisions of that Code of Ethics in addition to the provisions of this Code.

Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Fund. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Fund and its shareholders. In sum, all Access Persons shall place the interests of the Fund before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

Section II. Definitions

(A) “Access Person” means an Advisory Person (as defined below) of the Fund or of the Advisers. All of the Advisers’ directors, officers, and members are presumed to be Access Persons, and all of the Fund’s trustees and officers are presumed to be Access Persons.

(B) An “Advisory Person” of the Fund or of the Advisers means: (i) any trustee, officer, general partner or employee of the Fund, the Advisers, or any company in a Control (as defined below) relationship to the Fund or the Advisers, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund or the Advisers, who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

(C) “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(D) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

(C) “Chief Compliance Officer” means the Chief Compliance Officer of the Adviser who has overall responsibility for ensuring the effectiveness of the Adviser’s Code of Ethics. The current Chief Compliance Officer of the Adviser is Yael Levy.

(D) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(E) “Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(H) “Fund Chief Compliance Officer” means the Chief Compliance Officer of the Fund who has been appointed pursuant to Rule 38a-1 under the Act. Ryan Del Giudice has been designated as the Fund Chief Compliance Officer.

(I) “Independent Trustee” means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act.

(J) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(K) “Investment Personnel” of the Fund or the Advisers means: (i) any employee of the Fund or the Advisers (or of any company in a Control relationship to the Fund or the Advisers) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or the Advisers and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(L) “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(M) “Security Held or to be Acquired” by the Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or the Advisers for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II (M)(i).

Section III. Objective and General Prohibitions

An Access Person may not engage in any investment transaction under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Fund. In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Fund. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Fund, or any affiliated person of an investment adviser for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the Fund to:

a)	employ any device, scheme or artifice to defraud the Fund;

b)

make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

d)	engage in any manipulative practice with respect to the Fund.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV. Prohibited Transactions

(A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Adviser has within the last 15 calendar days considered purchasing or selling the Covered Security for the Fund or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for the Fund.

(B) Investment Personnel of the Fund or the Adviser must obtain approval before directly or indirectly acquiring Beneficial Ownership in any securities in any Initial Public Offering or in a Limited Offering, or Beneficial Ownership in any Covered Security, other than U.S. government and municipal securities, exchange-traded funds, mutual funds, variable annuities and transactions in fully managed accounts, where he/she has no investment control, influence or discretion. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the Chief Legal Officer of the Adviser.

(C) No Access Person shall recommend any transaction in any Covered Securities by the Fund without having disclosed to the Chief Compliance Officer, his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

Section V. Reports by Access Persons

(A) Personal Securities Holdings Reports

Except as otherwise hereinafter provided, all Access Persons shall within 5 days of the date on which they become Access Persons, and thereafter, within 45 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called a “Personal Securities Holdings Report,” shall be provided by the Chief Compliance Officer to any Access Person required to submit such report hereunder. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted and all information contained therein shall be current as of a date no more than 45 days prior to the date the person becomes an Access Person in the case of an initial report and prior to the date of submission in the case of an annual report.

(B) Quarterly Transaction Reports

Except as otherwise hereinafter provided, within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” shall be provided by the Chief Compliance Officer to any Access Person required to submit such report hereunder.

A Quarterly Securities Transaction Report must contain the following information with respect to each reportable transaction:

(1)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2)

Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date the report is submitted by the Access Person.

(C) Exceptions to Reporting Requirements

Independent Trustees

Notwithstanding the reporting requirements set forth in this Section V, an Independent Trustee who would be required to make a report under this Section V solely by reason of being a trustee of the Fund is not required to file a Personal Securities Holding Report upon becoming a trustee of the Fund or an annual Personal Securities Holding Report. Such an Independent Trustee also need not file a Quarterly Securities Transaction Report unless such trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the trustee such Covered Security is or was purchased or sold by the Fund, or the Fund or the Adviser considered purchasing or selling such Covered Security.

Access Persons

An Access Person need not make any report under Section V with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan.

Covered Persons of the Adviser

Notwithstanding the reporting requirements set forth in this Section V, an Access Person who is a Covered Person of the Adviser (as defined in the Adviser’s Code of Ethics) need not make a Personal Securities Holdings Report or a Quarterly Transaction Report if all of the information in the report was provided pursuant to the Adviser’s Code of Ethics and would duplicate information required to be recorded pursuant to Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended.

(D) Brokerage Accounts and Statements

Access Persons, except Independent Trustees and Covered Persons of the Adviser (as defined in the Adviser’s Code of Ethics) who are separately reporting under the Adviser’s Code of Ethics, shall:

(1)

within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3)	on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(E) Form of Reports

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(F) Responsibility to Report

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Fund, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(G) Where to File Reports

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(H) Disclaimers

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Section VI. Additional Prohibitions

These prohibitions apply only to Access Persons who are not Covered Persons under the Advisers’ Code of Ethics, which addresses similar issues:

(A) Confidentiality of the Fund’s Transactions

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission (the “SEC”) in the normal course, all information concerning the securities “being considered for purchase or sale” by the Fund shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of the Fund.

(B) Outside Business Activities and Directorships

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Fund. Similarly, no such outside business activities may be inconsistent with the interests of the Fund. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer.

(C) Gratuities

Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Fund.

Section VII. Certification

(A) Initial and Annual Certification

Access Persons who are trustees, managers, officers or employees of the Fund or the Adviser shall be required to certify initially and annually that they have read this Code and that they understand it and recognize that they are subject to it and have complied with its terms. Furthermore, each time an amendment to this Code is made, Access Persons shall be required to submit a written acknowledgement that they have received, read and understand the amendments to this Code and agree to comply with its terms.

(B) Board Review

No less frequently than annually, the Fund must furnish to the Fund’s board of trustees, and the board must consider, a written report that: (A) describes any issues arising under this Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Section VIII. Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the Fund as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of trustees, including a majority of the Independent Trustees, provided, however, that with respect to violations by persons who are trustees, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

Section IX. Administration and Construction

(A) The administration of this Code shall be the responsibility of the Chief Compliance Officer, except insofar as it relates to the Independent Trustees. Administration of this Code with respect to the Independent Trustees shall be the responsibility of the Fund Chief Compliance Officer.

(B) The duties of the Compliance Officer (or Chief Compliance Officer to the extent set out in Section IX(A)) are as follows:

(1)

Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2)

On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(4)

Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Fund;

(5)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(6)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of trustees of the Fund; and

(7)

Submission of a report to the board of trustees of the Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VII (B).

(C) The Fund shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the Fund, the following records, which shall be available to the SEC or any representative of the SEC at any time and from time to time for reasonable, periodic, special or other examination:

(1)	A copy of all codes of ethics adopted by the Fund or the Adviser, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3)

A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4)

A copy of each report made by the Fund to the board of trustees for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5)

A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

(6)

A copy of each report required by Section VII (B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7)

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This Code may not be materially amended or modified except in a written form that is approved by majority vote of the Independent Trustees. The board, including a majority of Independent Trustees, must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably designed to prevent Access Persons from engaging in any unlawful actions described in subparagraph (b) of Rule 17j-1. Any material changes to the Code must be approved no later than six (6) months after the adoption of such changes.

This Code of Ethics was adopted and approved by the board of trustees of the Fund, including a majority of the Independent Trustees, at a meeting on December 19, 2023.